Exhibit 99.1

CONTACT:	MICHAEL SHRINER, PRESIDENT & CEO JAWAD CHAUDHRY, EVP & CFO (201) 823-0700

BCB Bancorp, Inc. Earns $6.1 Million in Fourth Quarter 2023;

Reports $0.35 EPS and

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., January 25, 2024 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $6.1 million for the fourth quarter of 2023, compared to $6.7 million in the third quarter of 2023, and $12.1 million for the fourth quarter of 2022. Earnings per diluted share for the fourth quarter of 2023 were $0.35, compared to $0.39 in the preceding quarter and $0.69 in the fourth quarter of 2022.

The Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on February 16, 2024 to common shareholders of record on February 5, 2024.

As previously announced, the Company named Michael A. Shriner as the President and Chief Executive Officer of BCB Bancorp, Inc. and BCB Bank, effective January 1, 2024. Mr. Shriner, a 36-year veteran of banking, was formerly President and Chief Executive Officer of Millington, New Jersey-based MSB Financial Corp. and Millington Bank prior to being acquired by Kearny Bank. Mr. Shriner joined Millington Bank in 1987 and held various leadership positions including that of Chief Operating Officer and Board member prior to his promotion to President and Chief Executive Officer in 2012. Most recently, he held the role of Market President for Kearny Bank where he transitioned legacy Millington Bank customers to Kearny Bank following the merger.

“BCB Bank is committed to its community and focused on providing best-in-class service to its customers. Historically, the Bank has posted strong growth while prudently managing its profitability, liquidity, capital, and asset quality profile. I am thrilled to be a part of the BCB Bank team and I am excited at the prospect of leading this organization and to achieve our future financial goals and initiatives,” stated Mr. Shriner.

Executive Summary

•	Total deposits were $2.979 billion at December 31, 2023 compared to $2.820 billion at September 30, 2023.

•	Net interest margin was 2.57 percent for the fourth quarter of 2023, compared to 2.78 percent for the third quarter of 2023, and 3.76 percent for the fourth quarter of 2022.

•

Total yield on interest-earning assets increased 2 basis points to 5.33 percent for the fourth quarter of 2023, compared to 5.31 percent for the third quarter of 2023, and increased 48 basis points from 4.85 percent for the fourth quarter of 2022.

•

Total cost of interest-bearing liabilities increased 28 basis points to 3.45 percent for the fourth quarter of 2023, compared to 3.17 percent for the third quarter of 2023, and increased 199 basis points from 1.46 percent for the fourth quarter of 2022.

•	The efficiency ratio for the fourth quarter was 61.0 percent compared to 57.1 percent in the prior quarter, and 51.3 percent in the fourth quarter of 2022.

•	The annualized return on average assets ratio for the fourth quarter was 0.63 percent, compared to 0.70 percent in the prior quarter, and 1.46 percent in the fourth quarter of 2022.

•	The annualized return on average equity ratio for the fourth quarter was 7.9 percent, compared to 8.9 percent in the prior quarter, and 17.0 percent in the fourth quarter of 2022.

•

The provision for credit losses was $1.9 million in the fourth quarter of 2023 compared to $2.2 million for the third quarter of 2023. In the fourth quarter of 2022 the Bank recorded a credit to the provision of $500 thousand.

•

The allowance for credit losses (“ACL”) as a percentage of non-accrual loans was 178.9 percent at December 31, 2023, compared to 402.4 percent for the prior quarter-end and 633.6 percent at December 31, 2022. The total non-accrual loans were $18.8 million at December 31, 2023, $7.9 million at September 30, 2023 and $5.1 million at December 31, 2022.

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

•

Total loans receivable, net of the allowance for credit losses, increased 7.7 percent to $3.280 billion at December 31, 2023, up from $3.045 billion at December 31, 2022, but down 0.2 percent from $3.286 billion at September 30, 2023.

Balance Sheet Review

Total assets increased by $286.2 million, or 8.1 percent, to $3.832 billion at December 31, 2023, from $3.546 billion at December 31, 2022. The increase in total assets was mainly related to increases in total loans and in cash and cash equivalents.

Total cash and cash equivalents increased by $50.2 million, or 21.9 percent, to $279.5 million at December 31, 2023, from $229.4 million at December 31, 2022. The increase was primarily due to an increase in Federal Home Loan Bank (“FHLB”) borrowings and in deposits.

Loans receivable, net, increased by $234.4 million, or 7.7 percent, to $3.280 billion at December 31, 2023, from $3.045 billion at December 31, 2022. Total loan increases during 2023 included increases of $90.2 million in commercial business loans, $88.9 million in commercial real estate and multi-family loans, $47.9 million in construction loans and $9.8 million in home equity and consumer loans. 1-4 family residential loans decreased $1.8 million. The allowance for credit losses increased $1.2 million to $33.6 million, or 178.9 percent of non-accruing loans and 1.01 percent of gross loans, at December 31, 2023, as compared to an allowance for credit losses of $32.4 million, or 633.6 percent of non-accruing loans and 1.05 percent of gross loans, at December 31, 2022.

Total investment securities decreased by $12.5 million, or 11.5 percent, to $96.9 million at December 31, 2023, from $109.4 million at December 31, 2022, representing unrealized losses, calls and maturities, and repayments.

Deposit liabilities increased by $167.5 million, or 6.0 percent, to $2.979 billion at December 31, 2023, from $2.812 billion at December 31, 2022. Certificates of deposits and money market accounts increased $417.9 million and $65.4 million, respectively, offset by interest bearing demand, non-interest bearing and savings and club accounts which declined $315.8 million during the twelve months of 2023.

Debt obligations increased by $90.7 million to $510.4 million at December 31, 2023 from $419.7 million at December 31, 2022. The weighted average interest rate of FHLB advances was 4.21 percent at December 31, 2023 and 4.07 percent at December 31, 2022. The weighted average maturity of FHLB advances as of December 31, 2023 was 1.93 years. The interest rate of our subordinated debt balances was 8.36 percent at December 31, 2023 and 5.62 percent at December 31, 2022 due to the fixed-rate period on such debt ending as of July 31, 2023.

Stockholders’ equity increased by $22.8 million, or 7.8 percent, to $314.1 million at December 31, 2023, from $291.3 million at December 31, 2022. The increase was primarily attributable to the increase in retained earnings of $20.8 million, or 18.1 percent, to $135.9 million at December 31, 2023 from $115.1 million at December 31, 2023.

Fourth Quarter 2023 Income Statement Review

Net income was $6.1 million for the fourth quarter ended December 31, 2023 and $12.1 million for the fourth quarter ended December 31, 2022. The decline was primarily driven by lower net interest income, higher credit loss provisioning and higher non-interest expenses, which were partially offset by an increase in non-interest income for the fourth quarter of 2023 as compared with the fourth quarter of 2022.

Net interest income decreased by $6.3 million, or 20.7 percent, to $23.9 million for the fourth quarter of 2023, from $30.2 million for the fourth quarter of 2022. The decrease in net interest income resulted from higher interest expense which was partially offset by higher interest income.

Interest income increased by $10.8 million, or 27.9 percent, to $49.7 million for the fourth quarter of 2023 from $38.9 million for the fourth quarter of 2022. The average balance of interest-earning assets increased $521.4 million, or 16.3 percent, to $3.729 billion for the fourth quarter of 2023 from $3.207 billion for the fourth quarter of 2022, while the average yield increased 48 basis points to 5.33 percent for the fourth quarter of 2023 from 4.85 percent for the fourth quarter of 2022.

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

Interest expense increased by $17.1 million to $25.8 million for the fourth quarter of 2023 from $8.7 million for the fourth quarter of 2022. The increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 199 basis points to 3.45 percent for the fourth quarter of 2023 from 1.46 percent for the fourth quarter of 2022, while the average balance of interest-bearing liabilities increased by $607.5 million to $2.990 billion for the fourth quarter of 2023 from $2.382 billion for the fourth quarter of 2022. The increase in the average cost of funds resulted primarily from the persistently high interest rate environment.

The net interest margin was 2.57 percent for the fourth quarter of 2023 compared to 3.76 percent for the fourth quarter of 2022. The decrease in the net interest margin compared to the fourth quarter of 2022 was the result of the increase in the cost of interest-bearing liabilities partially offset by the increase in the yield on interest-earning assets.

During the fourth quarter of 2023, the Company recognized $233,000 in net charge-offs compared to $322,000 in net charge-offs in the fourth quarter of 2022. The Bank had non-accrual loans totaling $18.8 million, or 0.57 percent of gross loans, at December 31, 2023 as compared to $5.1 million, or 0.17 percent of gross loans, at December 31, 2022. The allowance for credit losses on loans was $33.6 million, or 1.01 percent of gross loans at December 31, 2023, and $32.4 million, or 1.05 percent of gross loans at December 31, 2022. The provision for credit losses was $1.9 million for the fourth quarter of 2023 compared to a $500,000 credit for the fourth quarter of 2022. Management believes that the allowance for credit losses on loans was adequate at December 31, 2023 and December 31, 2022.

Non-interest income increased by $2.2 million to $3.2 million for the fourth quarter of 2023 from $1.1 million for the fourth quarter of 2022. The increase in total non-interest income was mainly related to gains on equity securities of $1.8 million and an increase in fees and service charges of $307,000.

Non-interest expense increased by $531,000, or 3.3 percent, to $16.6 million for the fourth quarter of 2023 from $16.0 million for the fourth quarter of 2022. The increase in such expenses for the fourth quarter of 2023 was primarily driven by higher regulatory assessment charges, higher salaries and employee benefits, and increased data processing expenses compared to the fourth quarter of 2022. The fourth quarter of 2023 salaries and benefits expense included a previously disclosed one-time payment of $1.17 million to Thomas Coughlin, the Company’s former President and Chief Executive Officer.

The income tax provision decreased by $1.0 million, or 28.6 percent, to $2.6 million for the fourth quarter of 2023 from $3.6 million for the fourth quarter of 2022. The consolidated effective tax rate was 29.9 percent for the fourth quarter of 2023 compared to 23.1 percent for the fourth quarter of 2022. The income tax provision for the fourth quarter of 2022 benefited from the reversal of a portion of tax accrual that was no longer required to cover the tax liability.

Year-to-Date Income Statement Review

Net income decreased by $16.1 million, or 35.3 percent, to $29.5 million for the year ended December 31, 2023 from $45.6 million for the year ended December 31, 2022. The decrease in net income was driven by less net interest income and an increased provision for credit losses on loans being recorded.

Net interest income decreased by $9.9 million, or 8.7 percent, to $104.1 million for the year of 2023 from $113.9 million for the year of 2022. The decrease in net interest income resulted from a $66.8 million increase in interest expense, offset by an increase of $56.9 million in interest income.

The $56.9 million increase in interest income to $188.4 million for the twelve months of 2023, was a 43.3 percent increase from $131.4 million for the twelve months of 2022. The average balance of interest-earning assets increased $641.0 million, or 21.3 percent, to $3.652 billion for the twelve months of 2023, from $3.011 billion for the twelve months of 2022, while the average yield increased 79 basis points to 5.16 percent from 4.37 percent for the same comparable period. The increase in the average balance of interest-earning assets and in interest income mainly related to an increase in the average balance of loans receivable of $654.6 million to $3.281 billion for the twelve months of 2023, from $2.627 billion for the twelve months of 2022.

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

The $66.8 million increase in interest expense to $84.3 million for the twelve months of 2023, was a 381.8 percent increase from $17.5 million for the 2022 comparable period. This increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 214 basis points to 2.93 percent for the twelve months of 2023, from 0.79 percent for the twelve months of 2022, and an increase in the average balance of interest-bearing liabilities of $667.5 million, or 30.3 percent, to $2.873 billion from $2.206 billion over the same comparable periods. The increase in the average cost of funds primarily resulted from the high interest rate environment and an increase in the level of borrowed funds in the twelve months of 2023 compared to the same period in 2022.

Net interest margin was 2.85 percent for the twelve months of 2023, compared to 3.78 percent for the twelve months of 2022. The decrease in the net interest margin compared to the prior period was the result of an increase in the average volume of interest-bearing liabilities as well as an increase in the cost of interest-bearing liabilities.

During the twelve months of 2023, the Company recognized $704,000 in net-charge offs compared to $1.7 million in net-charge offs for the same period in 2022.

Non-interest income increased by $2.5 million to $4.1 million for the twelve months of 2023 from $1.6 million for the twelve months of 2022. The improvement in total non-interest income was mainly related to a $2.9 million decrease in the realized and unrealized losses on equity securities. The realized and unrealized losses on equity securities are based on market conditions.

Non-interest expense increased by $5.1 million, or 9.2 percent, to $60.6 million for the twelve months of 2023 from $55.5 million for the same period in 2022. The increase in operating expenses for 2023 was driven primarily by an increase in salaries and employee benefits, an increase in regulatory assessments, and higher data processing expenses. The 2023 salaries and benefits expense included the payment to Mr. Coughlin described above.

The income tax provision decreased by $5.5 million or 31.7 percent, to $12.0 million for the twelve months of 2023 from $17.5 million for the same period in 2022. The decrease in the income tax provision was a result of the lower taxable income for the twelve months ended December 31, 2023 compared to the same period in 2022. The consolidated effective tax rate was 28.9 percent for the twelve months of 2023 compared to 27.8 percent for the twelve months of 2022.

Asset Quality

The Bank had non-accrual loans totaling $18.8 million, or 0.57 percent, of gross loans at December 31, 2023, as compared to $5.1 million, or 0.17 percent, of gross loans at December 31, 2022. The allowance for credit losses was $33.6 million, or 1.01 percent of gross loans at December 31, 2023, and $32.4 million, or 1.05 percent of gross loans at December 31, 2022. The allowance for credit losses was 178.9 percent of non-accrual loans at December 31, 2023, and 633.6 percent of non-accrual loans at December 31, 2022.

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-four branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity and capital in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: the global impact of the military conflicts in the Ukraine and the Middle East; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K, in Part II, Item 1A of our quarterly reports on Form 10-Q, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Statements of Income - Three Months Ended,
	December 31, 2023	September 30, 2023	December 31, 2022	Dec 31, 2023 vs. Sept 30, 2023	Dec 31, 2023 vs. Dec 31, 2022
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$43,893	$44,133	$36,173	-0.5%	21.3%
Mortgage-backed securities	293	217	185	35.0%	58.4%
Other investment securities	991	1,045	1,177	-5.2%	-15.8%
FHLB stock and other interest-earning assets	4,527	3,672	1,321	23.3%	242.7%

Total interest and dividend income	49,704	49,067	38,856	1.3%	27.9%

Interest expense:
Deposits:
Demand	5,015	4,556	2,410	10.1%	108.1%
Savings and club	177	182	118	-2.7%	50.0%
Certificates of deposit	13,308	10,922	3,973	21.8%	235.0%

	18,500	15,660	6,501	18.1%	184.6%
Borrowings	7,282	7,727	2,174	-5.8%	235.0%

Total interest expense	25,782	23,387	8,675	10.2%	197.2%

Net interest income	23,922	25,680	30,181	-6.8%	-20.7%
Provision (benefit) for credit losses	1,927	2,205	(500)	-12.6%	-485.4%

Net interest income after provision (benefit) for credit losses	21,995	23,475	30,681	-6.3%	-28.3%

Non-interest income (loss):
Fees and service charges	1,445	1,349	1,138	7.1%	27.0%
Gain on sales of loans	11	19	3	-42.1%	266.7%
Gain on sale of other real estate owned	77	—	—	—	—
Realized and unrealized gain (loss) on equity investments	1,029	(494)	(723)	-308.3%	-242.3%
BOLI income	597	466	584	28.1%	2.2%
Other	69	66	60	4.5%	15.0%

Total non-interest income	3,228	1,406	1,062	129.6%	204.0%

Non-interest expense:
Salaries and employee benefits	7,974	7,524	7,626	6.0%	4.6%
Occupancy and equipment	2,606	2,622	2,651	-0.6%	-1.7%
Data processing and communications	1,721	1,787	1,579	-3.7%	9.0%
Professional fees	987	560	2,169	76.3%	-54.5%
Director fees	274	274	261	0.0%	5.0%
Regulatory assessment fees	1,142	1,111	431	2.8%	165.0%
Advertising and promotions	403	317	260	27.1%	55.0%
Other real estate owned, net	4	1	4	300.0%	0.0%
Other	1,457	1,267	1,056	15.0%	38.0%

Total non-interest expense	16,568	15,463	16,037	7.1%	3.3%

Income before income tax provision	8,655	9,418	15,706	-8.1%	-44.9%
Income tax provision	2,593	2,707	3,634	-4.2%	-28.6%

Net Income	6,062	6,711	12,072	-9.7%	-49.8%
Preferred stock dividends	182	173	172	5.2%	5.6%

Net Income available to common stockholders	$5,880	$6,538	$11,900	-10.1%	-50.6%

Net Income per common share-basic and diluted
Basic	$0.35	$0.39	$0.70	-10.3%	-50.5%

Diluted	$0.35	$0.39	$0.69	-10.2%	-49.4%

Weighted average number of common shares outstanding
Basic	16,876	16,830	16,916	0.3%	-0.2%

Diluted	16,884	16,854	17,289	0.2%	-2.3%

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Statements of Income - Twelve Months Ended,
	December 31, 2023	December 31, 2022	Dec 31, 2023 vs. Dec 31, 2022
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$169,559	$123,577	37.2%
Mortgage-backed securities	880	564	56.0%
Other investment securities	4,226	4,167	1.4%
FHLB stock and other interest-earning assets	13,695	3,133	337.1%

Total interest and dividend income	188,360	131,441	43.3%

Interest expense:
Deposits:
Demand	16,915	5,283	220.2%
Savings and club	620	449	38.1%
Certificates of deposit	39,157	6,889	468.4%

	56,692	12,621	349.2%
Borrowings	27,606	4,875	466.3%

Total interest expense	84,298	17,496	381.8%

Net interest income	104,062	113,945	-8.7%
Provision (benefit) for credit losses	6,104	(3,075)	-298.5%

Net interest income after provision (benefit) for credit losses	97,958	117,020	-16.3%

Non-interest income:
Fees and service charges	5,334	4,816	10.8%
Gain on sales of loans	36	129	-72.1%
Gain on sales of other real estate owned	77	—	—
Realized and unrealized loss on equity investments	(3,361)	(6,269)	-46.4%
BOLI income	1,751	2,671	-34.4%
Other	251	248	1.2%

Total non-interest income	4,088	1,595	156.3%

Non-interest expense:
Salaries and employee benefits	30,827	28,021	10.0%
Occupancy and equipment	10,340	10,627	-2.7%
Data processing and communications	6,968	6,033	15.5%
Professional fees	2,735	3,766	-27.4%
Director fees	1,083	1,253	-13.6%
Regulatory assessments	3,585	1,243	188.4%
Advertising and promotions	1,348	941	43.3%
Other real estate owned, net	7	10	-30.0%
Other	3,698	3,611	2.4%

Total non-interest expense	60,591	55,505	9.2%

Income before income tax provision	41,455	63,110	-34.3%
Income tax provision	11,972	17,531	-31.7%

Net Income	29,483	45,579	-35.3%
Preferred stock dividends	702	796	-11.9%

Net Income available to common stockholders	$28,781	$44,783	-35.7%

Net Income per common share-basic and diluted
Basic	$1.71	$2.64	-35.4%

Diluted	$1.70	$2.58	-34.1%

Weighted average number of common shares outstanding
Basic	16,870	16,969	-0.6%

Diluted	16,932	17,349	-2.4%

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

Statements of Financial Condition	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023 vs. September 30, 2023	December 31, 2023 vs. December 31, 2022
ASSETS	(In Thousands, Unaudited)
Cash and amounts due from depository institutions	$16,597	$16,772	$11,520	-1.0%	44.1%
Interest-earning deposits	262,926	235,144	217,839	11.8%	20.7%

Total cash and cash equivalents	279,523	251,916	229,359	11.0%	21.9%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	87,769	86,172	91,715	1.9%	-4.3%
Equity investments	9,093	8,272	17,686	9.9%	-48.6%
Loans held for sale	1,287	472	658	172.7%	95.6%
Loans receivable, net of allowance for credit losses of $33,608, $31,914 and $32,373, respectively	3,279,708	3,285,727	3,045,331	-0.18%	7.70%
Federal Home Loan Bank of New York stock, at cost	24,917	31,629	20,113	-21.2%	23.9%
Premises and equipment, net	13,057	13,363	10,508	-2.3%	24.3%
Accrued interest receivable	16,072	16,175	13,455	-0.6%	19.5%
Other real estate owned	—	75	75	-100%	-100%
Deferred income taxes	18,213	16,749	16,462	8.7%	10.6%
Goodwill and other intangibles	5,253	5,288	5,382	-0.7%	-2.4%
Operating lease right-of-use asset	12,935	12,953	13,520	-0.1%	-4.3%
Bank-owned life insurance (“BOLI”)	73,406	72,810	71,656	0.8%	2.4%
Other assets	10,429	9,784	9,538	6.6%	9.3%

Total Assets	$3,832,397	$3,812,120	$3,546,193	0.5%	8.1%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$536,264	$523,912	$613,910	2.4%	-12.6%
Interest bearing deposits	2,442,816	2,295,644	2,197,697	6.4%	11.2%

Total deposits	2,979,080	2,819,556	2,811,607	5.7%	6.0%
FHLB advances	472,811	622,674	382,261	-24.1%	23.7%
Subordinated debentures	37,624	37,624	37,508	0.0%	0.3%
Operating lease liability	13,315	13,318	13,859	0.0%	-3.9%
Other liabilities	15,512	15,312	9,704	1.3%	59.9%

Total Liabilities	3,518,342	3,508,484	3,254,939	0.3%	8.1%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	25,043	20,783	21,003	20.5%	19.2%
Common stock: no par value, 40,000 shares authorized	—	—	—	0.0%	0.0%
Additional paid-in capital common stock	198,923	198,097	196,164	0.4%	1.4%
Retained earnings	135,927	132,729	115,109	2.4%	18.1%
Accumulated other comprehensive loss	(7,491)	(9,626)	(6,491)	-22.2%	15.4%
Treasury stock, at cost	(38,347)	(38,347)	(34,531)	0.0%	11.1%

Total Stockholders’ Equity	314,055	303,636	291,254	3.4%	7.8%

Total Liabilities and Stockholders’ Equity	$3,832,397	$3,812,120	$3,546,193	0.5%	8.1%

Outstanding common shares	16,848	16,848	16,931

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Three Months Ended December 31,
	2023			2022
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,311,946	$43,893	5.30%	$2,939,281	$36,173	4.92%
Investment Securities	93,638	1284	5.48%	110,142	1,362	4.95%
FHLB stock and other interest-earning assets	323,064	4,527	5.61%	157,807	1,321	3.35%

Total Interest-earning assets	3,728,648	49,704	5.33%	3,207,230	38,856	4.85%

Non-interest-earning assets	124,809			110,701
Total assets	$3,853,457			$3,317,931

Interest-bearing liabilities:
Interest-bearing demand accounts	$578,890	$2,184	1.51%	$729,160	$1,295	0.71%
Money market accounts	359,366	2,832	3.15%	345,343	1,114	1.29%
Savings accounts	288,108	177	0.25%	334,394	118	0.14%
Certificates of Deposit	1,140,656	13,307	4.67%	734,216	3,974	2.17%

Total interest-bearing deposits	2,367,020	18,500	3.13%	2,143,112	6,501	1.21%
Borrowed funds	622,860	7,282	4.68%	239,252	2,174	3.63%

Total interest-bearing liabilities	2,989,880	25,782	3.45%	2,382,364	8,675	1.46%

Non-interest-bearing liabilities	557,156			651,408

Total liabilities	3,547,036			3,033,772
Stockholders’ equity	306,420			284,159

Total liabilities and stockholders’ equity	$3,853,457			$3,317,931

Net interest income		$23,922			$30,181

Net interest rate spread(1)			1.88%			3.39%

Net interest margin(2)			2.57%			3.76%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Year Ended December 31,
	2023			2022
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,281,334	$169,559	5.17%	$2,626,710	$123,577	4.70%
Investment Securities	100,000	5,106	5.11%	109,604	4,731	4.32%
FHLB stock and other interest-earning assets	270,659	13,695	5.06%	274,649	3,133	1.14%

Total Interest-earning assets	3,651,993	188,360	5.16%	3,010,963	131,441	4.37%

Non-interest-earning assets	123,652			106,712
Total assets	$3,775,645			$3,117,675

Interest-bearing liabilities:
Interest-bearing demand accounts	$658,023	$8,426	1.28%	$751,708	$2,970	0.40%
Money market accounts	334,353	8,489	2.54%	350,207	2,313	0.66%
Savings accounts	305,778	620	0.20%	340,232	449	0.13%
Certificates of Deposit	980,617	39,157	3.99%	614,346	6,889	1.12%

Total interest-bearing deposits	2,278,771	56,692	2.49%	2,056,494	12,621	0.61%
Borrowed funds	594,564	27,606	4.64%	149,354	4,875	3.26%

Total interest-bearing liabilities	2,873,335	84,298	2.93%	2,205,848	17,496	0.79%

Non-interest-bearing liabilities	602,691			636,216

Total liabilities	3,476,026			2,842,064
Stockholders’ equity	299,618			275,611

Total liabilities and stockholders’ equity	$3,775,644			$3,117,675

Net interest income		$104,062			$113,945

Net interest rate spread(1)			2.22%			3.57%

Net interest margin(2)			2.85%			3.78%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Financial Condition data by quarter
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands, except book values)
Total assets	$3,832,397	$3,812,120	$3,872,853	$3,763,056	$3,546,193
Cash and cash equivalents	279,523	251,916	273,212	261,075	229,359
Securities	96,862	94,444	100,473	101,446	109,401
Loans receivable, net	3,279,708	3,285,727	3,319,721	3,231,864	3,045,331
Deposits	2,979,080	2,819,556	2,885,721	2,867,209	2,811,607
Borrowings	510,435	660,298	660,160	569,965	419,769
Stockholders’ equity	314,055	303,636	299,623	297,618	291,254
Book value per common share[1]	$17.15	$16.79	$16.60	$16.38	$15.96
Tangible book value per common share[2]	$16.84	$16.48	$16.28	$16.07	$15.65

	Operating data by quarter
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands, except for per share amounts)
Net interest income	$23,922	$25,680	$26,989	$27,471	$30,181
Provision (benefit) for credit losses	1,927	2,205	1,350	622	(500)
Non-interest income (loss)	3,228	1,406	1,118	(1,664)	1,062
Non-interest expense	16,568	15,463	14,706	13,854	16,037
Income tax expense	2,593	2,707	3,447	3,225	3,634

Net income	$6,062	$6,711	$8,604	$8,106	$12,072

Net income per diluted share	$0.35	$0.39	$0.50	$0.46	$0.69

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Return on average assets	0.63%	0.70%	0.90%	0.90%	1.46%
Return on average stockholders’ equity	7.91%	8.92%	11.57%	11.05%	16.99%
Net interest margin	2.57%	2.78%	2.92%	3.15%	3.76%
Stockholders’ equity to total assets	8.19%	7.97%	7.74%	7.91%	8.21%
Efficiency Ratio[4]	61.02%	57.09%	52.32%	53.68%	51.33%

	Asset Quality Ratios
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands, except for ratio %)
Non-Accrual Loans	$18,783	$7,931	$5,696	$5,058	$5,109
Non-Accrual Loans as a % of Total Loans	0.57%	0.24%	0.17%	0.16%	0.17%
ACL as % of Non-Accrual Loans	178.9%	402.4%	530.3%	571.0%	633.6%
Individually Analyzed Loans	54,019	35,868	28,250	17,585	28,272
Classified Loans	85,727	42,807	28,250	17,585	17,816

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Recorded Investment in Loans Receivable by quarter
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands)
Residential one-to-four family	$248,295	$251,845	$250,345	$246,683	$250,123
Commercial and multi-family	2,434,115	2,444,887	2,490,883	2,466,932	2,345,229
Construction	192,816	185,202	179,156	162,553	144,931
Commercial business	372,202	370,512	368,948	327,598	282,007
Home equity	66,331	66,046	61,595	58,822	56,888
Consumer	3,643	3,647	3,994	3,383	3,240

	$3,317,402	$3,322,139	$3,354,921	$3,265,971	$3,082,418
Less:
Deferred loan fees, net	(4,086)	(4,498)	(4,995)	(5,225)	(4,714)
Allowance for credit losses	(33,608)	(31,914)	(30,205)	(28,882)	(32,373)

Total loans, net	$3,279,708	$3,285,727	$3,319,721	$3,231,864	$3,045,331

	Non-Accruing Loans in Portfolio by quarter
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands)
Residential one-to-four family	$270	$178	$178	$237	$243
Commercial and multi-family	8,684	3,267	—	340	346
Construction	4,292	2,886	4,145	3,217	3,180
Commercial business	5,491	1,600	1,373	1,264	1,340
Home equity	46	—	—	—	—

Total:	$18,783	$7,931	$5,696	$5,058	$5,109

	Distribution of Deposits by quarter
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands)
Demand:
Non-Interest Bearing	$536,264	$523,912	$620,509	$604,935	$613,910
Interest Bearing	564,912	574,577	714,420	686,576	757,614
Money Market	370,934	348,732	328,543	361,558	305,556

Sub-total:	$1,472,110	$1,447,221	$1,663,472	$1,653,069	$1,677,080
Savings and Club	284,273	293,962	307,435	319,131	329,753
Certificates of Deposit	1,222,697	1,078,373	914,814	895,009	804,774

Total Deposits:	$2,979,080	$2,819,556	$2,885,721	$2,867,209	$2,811,607

BCBP Reports Fourth Quarter 2023 Earnings

January 25, 2024

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$314,055	$303,636	$299,623	$297,618	$291,254
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	25,043	20,783	21,003	21,003	21,003

Total tangible common stockholders’ equity	283,759	277,601	273,368	271,363	264,999
Shares common shares outstanding	16,848	16,848	16,788	16,884	16,931
Book value per common share	$17.15	$16.79	$16.60	$16.38	$15.96

Tangible book value per common share	$16.84	$16.48	$16.28	$16.07	$15.65

	Efficiency Ratios
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
	(In thousands, except for ratio %)
Net interest income	$23,922	$25,680	$26,989	$27,471	$30,181
Non-interest income (loss)	3,228	1,406	1,118	(1,664)	1,062

Total income	27,150	27,086	28,107	25,807	31,243
Non-interest expense	16,568	15,463	14,706	13,854	16,037

Efficiency Ratio	61.02%	57.09%	52.32%	53.68%	51.33%